Exhibit 99.1

ActivIdentity Names Thomas Jahn Chief Executive Officer

Jason Hart to Maintain Position on the Board of Directors

FREMONT, California, October 18, 2007 — ActivIdentity Corporation (Nasdaq: ACTI - News), a global leader in digital identity assurance, today announced that the Board of Directors has appointed Thomas Jahn, the company’s Chief Operating Officer, as the new Chief Executive Officer effective November 1, 2007. Further, Mr. Jahn has been elected to serve as a member of the Board of Directors. Jason Hart, current Chief Executive Officer and Senior Vice President of Sales, has resigned from his operating position effective November 1, 2007 and will continue to serve as a member of the Board of Directors.

“We are pleased that Thomas Jahn, who has broad leadership experience, has agreed to accept the CEO role at ActivIdentity,” said Dr. Richard A. Kashnow, Chairman of the Board of Directors. “We are also pleased that Jason Hart will continue to serve the company as a member of the Board.”

About ActivIdentity

ActivIdentity® Corporation (NASDAQ: ACTI - News) is a trusted provider of identity assurance solutions for the enterprise, government, healthcare, and financial services markets worldwide. The company provides the only fully- integrated platform enabling organizations to issue, manage and use identity devices and credentials for secure access, secure communications, legally binding digital transactions, as well as intelligent citizen services.

ActivIdentity customers experience multiple benefits including increased network security, protection against identity theft and online fraud, enhanced workforce productivity, business process efficiencies, and regulatory compliance.

ActivIdentity solutions include Smart Employee ID, Enterprise Single Sign On, Strong Authentication, Secure Information and Transactions, and Smart Citizen ID.

More than 15 million users and 4,000 customers worldwide rely on solutions from ActivIdentity. Headquartered in Fremont, Calif., the company has development centers in the United States, Australia, France, and sales and service centers in more than ten countries. For more information, visit www.actividentity.com.

ActivIdentity and ActivCard are registered trademarks in the United States and/or other countries. All other trademarks are the property of their respective owners in the United States and/or other countries.